Exhibit 4.33

Private & Confidential

Dated 15 April 2010

SUPPLEMENTAL AGREEMENT

relating to a

Loan of US$47,000,000

to

IASON OWNING COMPANY LIMITED

provided by

EFG EUROBANK ERGASIAS S.A.

Contents

Clause		Page

1	Definitions	1

2	Agreement of the Bank	3

3	Amendments	3

4	Representations and warranties	5

5	Conditions	6

6	Relevant Parties’ confirmation	6

7	Expenses	6

8	Miscellaneous and notices	7

9	Applicable law	8

Schedule 1 Documents and evidence required as conditions precedent		9

THIS SUPPLEMENTAL AGREEMENT is dated 15 April 2010 and made BETWEEN:

(1)	IASON OWNING COMPANY LIMITED, a corporation incorporated under the laws of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Borrower”);

(2)	CARDIFF MARINE INC., a corporation incorporated under the laws of the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia (the “Manager”);and

(3)	DRYSHIPS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Corporate Guarantor”); and

(4)	EFG EUROBANK ERGASIAS S.A., a corporation incorporated in Greece whose registered office is at 8 Othonos Street, Athens 105 57, Greece acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 185 38 Piraeus, Greece (the “Bank”).

WHEREAS:

(A)	this Agreement is supplemental to a loan agreement dated 16 November 2007 (the “Principal Agreement”) made between the Borrower as borrower and the Bank as lender, pursuant to which the Bank agreed (inter alia) to advance (and has advanced) by way of loan to the Borrower, upon the terms and conditions therein contained, the principal sum of Forty seven million Dollars ($47,000,000) of which the principal amount outstanding at the date hereof is $27,500,000; and

(B)	this Agreement sets out the terms and conditions upon which the Bank agrees, at the request of the Borrower:

(a)	to waive the application of clauses 7. 1.10, 8.2.14(b) and 10.1.28(b) of the Principal Agreement and clauses 4.1.10 and 5.2.7(b) of the Corporate Guarantee;

(b)	to waive the application of clause 8.3.1 of the Principal Agreement and clause 5.3 of the Corporate Guarantee for a certain period specified herein;

(c)	to certain amendments to the terms and conditions applicable to the Loan and the Principal Agreement agreed to by the Borrower and the Bank; and

(d)	to certain consequential changes to the Principal Agreement required in connection with the above and agreed to by the Borrower and the Bank.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Deed of Covenant” means the deed of covenant collateral to the Mortgage dated 31 December 2007 and executed by the Borrower in favour of the Bank;

“Deed of Covenant Amendment” means an amendment to the Deed of Covenant made or (as the context may require) to be made between the Borrower and the Bank in such form as the Bank may in its sole discretion require;

“Effective Date” means the date no later than 16 April 2010, on which the Bank notifies the Borrower in writing that the Bank has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

“Loan Agreement” means the Principal Agreement as amended by this Agreement;

“Mortgage” means the first priority statutory Maltese mortgage dated 31 December 2007 executed by the Borrower in favour of the Bank in respect of the Ship;

“Mortgage Amendment” means an amendment to the Mortgage made or (as the context may require) to be made between the Borrower and the Bank in such form as the Bank may in its sole discretion require;

“Relevant Documents” means, together, this Agreement, the Deed of Covenant Amendment and the Mortgage Amendment; and

“Relevant Parties” means, together, the Borrower, the Manager and the Corporate Guarantor.

1.3	Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to Greek time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	Agreement of the Bank

2.1	The Bank, relying upon the representations and warranties on the part of the Borrower contained in clause 4, agrees with the Borrower that, subject to the terms and conditions of this Agreement and, in particular but without prejudice to the generality of the foregoing, fulfillment on or before 16 April 2010 of the conditions contained in clause 5 and schedule 1, the Bank, with effect on the Effective Date:

2.1.1	waives for the period from 16 April 2010 until 1 January 2011, the application of clause 8.3.1 of the Loan Agreement Provided however that for the avoidance of doubt, such waiver shall not prejudice the Bank’s right to demand compliance by the Borrower, and the Borrower’s obligation to comply, with such clause immediately after the end of such period;

2.1.2	waives from 16 April 2010 and at all times thereafter the application of clauses 7.1.10, 8.2.14(b) and 10.1.28(b) of the Loan Agreement but only insofar as such clauses refer and relate to the ultimate beneficial ownership of the total issued voting share capital of the Corporate Guarantor;

2.1.3	waives from 16 April 2010 and at all times thereafter, the application of clauses 4.1.10 and 5.2.7(b) of the Corporate Guarantee but only insofar as such clauses refer and relate to the ultimate beneficial ownership of the total issued voting share capital of the Corporate Guarantor;

2.1.4	waives in relation to any financial period ending on or prior to 31 December 2010, the application of clause 5.3 of the Corporate Guarantee Provided however that, for the avoidance of doubt, such waiver shall not in any way prejudice the Bank’s right to demand compliance by the Corporate Guarantor, and the Corporate Guarantor’s obligation to comply, with such clause in relation to any financial period beginning on or after 1 January 2011; and

2.1.5	consents and agrees to the amendment of the Principal Agreement on the terms set out in clause 3.

3	Amendments

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by inserting in clause 1.2 of the Principal Agreement the following new definitions of “First Deed of Covenant Amendment”, “First Mortgage Amendment” and “First Supplemental Agreement” in the correct alphabetical order:

““First Deed of Covenant Amendment” means an amendment to the Deed of Covenant made or (as the context may require) to be made between the Borrower and the Bank under the terms of the First Supplemental Agreement”;”;

““First Mortgage Amendment” means an Amendment No.1 to the Mortgage made or (as the context may require) to be made between the Borrower and the Bank under the terms of the First Supplemental Agreement;”;

““First Supplemental Agreement” means the agreement dated 15 April 2010 made between (inter alios) the Borrower and the Bank supplemental to this Agreement;”;

3.1.2	by deleting the definition of “Deed of Covenant” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Deed of Covenant”:

““Deed of Covenant” means the deed of covenant collateral to the Mortgage dated 31 December 2007 and executed by the Borrower in favour of the Bank as amended by the First Deed of Covenant Amendment;”;

3.1.3	by deleting the definition of “Margin” in clause 1.2 and by inserting in its place the following new definition of “Margin”:

“Margin” means:

(a)	from the date of this Agreement until 15 April 2010, zero point eight five per cent (0.85%) per annum;

(b)	from 16 April 2010 and at all times thereafter:

(i)	subject to paragraph (ii) below three per cent (3%) per annum;

(ii)	if at any time the Bank notifies the Borrower in writing that it has determined in its absolute and unfettered discretion (which determination shall be conclusive and binding on the Borrower) that the turmoil in the international financial and credit markets prevailing during the months of (inter alios) January 2010 and February 2010 and caused by the liquidity squeeze and credit crisis has ceased to exist, then:

(A)	if within a period of 15 days from receipt of such notice by the Borrower, the Bank and the Borrower agree to a mutually acceptable rate per annum (which is lower than three per cent (3%) per annum) as the Margin, then from the date when such agreement is made in writing and in form and substance satisfactory to the Bank and at all times thereafter, Margin shall be such agreed lower rate per annum; or

(B)	if the Bank and the Borrower do not agree to a mutually acceptable rate per annum as contemplated above, Margin shall mean three per cent (3%) per annum at all times;”;

3.1.4	by deleting the definition of “Mortgage” in clause 1.2 and by inserting in its place the following new definition of “Mortgage”:

““Mortgage” means the first priority statutory Maltese mortgage dated 31 December 2007 and executed by the Borrower in favour of the Bank in relation to the Ship as amended by the First Mortgage Amendment;”; and

3.1.5	by inserting in the first line of the definition of “Security Documents” in clause 1.2 after the words “this Agreement,” the words “the First Supplemental Agreement,”.

3.2	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement and the other Security Documents shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each Relevant Party represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Corporate Guarantee were true and correct on the date of the Principal Agreement and the Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which any of the Relevant Parties or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance on any of their undertakings, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

save for the registration of the Mortgage Amendment with the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of the Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern this Agreement, the choice of Maltese law to govern the Mortgage Amendment and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or is to be a party or the performance by each Relevant Party of its obligations under such document has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement and clause 7 of the Principal Agreement (as amended by this Agreement) shall be deemed to be repeated by each Relevant Party on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement and waivers of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreement and the waivers of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each were made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Relevant Parties’ confirmation

6.1	Security Documents

Each of the Relevant Parties acknowledges and agrees, for the avoidance of doubt, that:

6.1.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement and the waiver and other amendments agreed by the Bank in this Agreement; and

6.1.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended.

7	Expenses

7.1	Expenses

The Relevant Parties jointly and severally agree to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, the Relevant Documents; and

7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under the Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Relevant Parties jointly and severally agree to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

8.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a)	if to the Relevant Parties or any of them:

c/o DryShips Inc. (Athens office)

Omega Building

80 Kifissias Avenue

151 25 Maroussi

Greece

Fax no: +302108090275

Attention: Mr Ziad Nakhleh

(b)	if to the Bank at:

EFG Eurobank Ergasias S.A.

83 Akti Miaouli & Flessa Street

185 38 Piraeus

Greece

Fax No: +302104587877

Attention: The Shipping Manager

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Applicable law

9.1	Law

This Agreement (and any non-contractual obligation connected with it) is governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (or any non-contractual obligation connected with it) against any of their assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints end empowers Ince & Co. at present of International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (or any non-contractual obligation connected with it).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required following advice by the Bank’s counsel, the shareholders of each of the Relevant Parties other than the Corporate Guarantor approving this Agreement and the other Relevant Documents and the terms and conditions hereof and hereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

3	Deed of Covenant Amendment and Mortgage Amendment

the Deed of Covenant Amendment duly executed and the Mortgage Amendment duly executed and registered with the Registry;

4	Legal opinions

such legal opinions in relation to the laws of the Republic of the Marshall Islands, the Republic of Liberia, Malta and any other legal opinions as the Bank shall in its absolute discretion require; and

5	Process agent

a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party as such Relevant Party’s process agent.

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
IASON OWNING COMPANY LIMITED		)	Attorney-in-fact
as Borrower		)
in the presence of:		)

/s/ MARIA GKATZI
Witness
Name:	MARIA GKATZI
Address:	Solicitor
Occupation:	Norton Rose LLP

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
CARDIFF MARINE INC.		)	Attorney-in-fact
as Manager		)
in the presence of:		)

/s/ MARIA GKATZI
Witness
Name:	MARIA GKATZI
Address:	Solicitor
Occupation:	Norton Rose LLP

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
DRYSHIPS INC.		)	Attorney-in-fact
as Corporate Guarantor		)
in the presence of:		)

/s/ MARIA GKATZI
Witness
Name:	MARIA GKATZI
Address:	Solicitor
Occupation:	Norton Rose LLP

EXECUTED as a DEED		)
by S. Hydreou & M. Tzoutzourakis		)	/s/ S. Hydreou
for and on behalf of		)	Authorised Signatory
EFG EUROBANK ERGASIAS S.A.		)
as Bank		)	/s/ M. Tzoutzourakis
in the presence of:		)	Authorised Signatory

/s/ Angela Makris
Witness
Name:	Angela Makris
Address:	Norton Rose LLP
Occupation:	Piraeus